Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us.	Colorado Secretary of State Date and Time: 03/31/2014 02:24 PM Id Number: 20071190833 Document number: 20141212990 Amount Paid: $25.00 ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S)

ID number	20071190833

1. Entity name:	eCrypt technologies, Inc.
(If changing the name of the corporation, indicate name before the name change)

2. New Entity name: (if applicable)

3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	□ “bank” or “trust” or any derivative thereof □ “credit union” □ “savings and loan” □ “insurance”, “casualty”, “mutual”, or “surety”

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment

6. If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)
or
If the corporation’s period of duration as amended is perpetual, mark this box: ■

7. (Optional) Delayed effective date:
(mm/dd/yyyy)
Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

AMD_PC Page 1 of 2 Rev. 12/01/2012

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Joiner	Gary	S
	(Last)	(First)	(Middle)	(Suffix)

4750 Table Mesa Dr.
(Street name and number or Post Office information)
	Boulder	CO	80305
	(City)	(State)	(Postal/Zip Code)
United States
	(Province – if applicable)		(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box □ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

AMD_PC

Rev. 12/01/2012

Exhibit A

ECRYPT TECHNOLOGIES, INC.

DESIGNATIONS, PREFERENCES, LIMITATIONS AND

RELATIVE RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to the authority expressly granted to and vested in the Board of Directors of eCrypt Technologies, Inc. (the “Corporation”) under the Colorado Business Corporations Act and by Article II, Paragraph B of the Corporation’s Articles of Incorporation (the “Articles”), there is hereby created, and the Corporation is hereby authorized to issue, a series of convertible preferred stock, $.0001 par value, which shall have, in addition to the rights, restrictions, preferences and privileges set forth in the Articles, the following terms, conditions, rights, restrictions, preferences and privileges:

I.

DESIGNATION AND AMOUNT

A series of convertible preferred stock is hereby designated as “Series A Convertible Preferred Stock” in the amount of Five Million (5,000,000) shares (the “Series A Preferred Stock”).   Subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution, combination or other similar recapitalization,  the Stated Value of the Series A Preferred Stock shall initially be $1.00 per share.   As long as any shares of Series A Preferred Stock remain issued and outstanding, the Stated Value of such shares shall be adjusted annually on the last day of the Corporation’s fiscal year beginning with the fiscal year ending March 31, 2015.   The Stated Value of each issued and outstanding share of Series A Preferred Stock, as adjusted, shall be equal to five (5) times the “Average Price” (as hereinafter defined) of the Corporation’s Common Stock as of the last day of the Corporation’s fiscal  year.

“Average Price” means the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Nasdaq SmallCap Market, the New York Stock Exchange, the Nasdaq National Market, the OTC Bulletin Board or the OTCQB,  the average of the closing price of the Common Stock for such date (or the nearest preceding date) and each of the 4 consecutive trading days immediately preceding such date on the Trading Market on which the Common Stock is then listed or quoted; (b)  if the Common Stock is not then listed or quoted on one of the specified trading markets, and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average of the closing bid price of the Common Stock for such date (or the nearest preceding date), and each of the 4 consecutive trading days immediately preceding such date on the Pink Sheets;

(c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Corporation.

II.

RANK

The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to both the Corporation's Common Stock and to all other classes and series of preferred stock of the Corporation now or hereafter authorized, issued or outstanding  (collectively with the Common Stock the "JUNIOR SECURITIES").

III.

DIVIDENDS

A.

Generally.   Subject to the provisions of subparagraph B, below,  the holders of shares of Series A Preferred Stock, in preference to the holders of any shares of Common Stock or Junior Securities of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors, in their sole discretion, out of the assets of the Corporation legally available for payment of dividends, cumulative cash dividends payable at an annual rate per share equal to the sum of the following:  (i) FIVE PERCENT (5%) of the Stated Value, determined as of the last day of the immediately preceding fiscal year,  as long as the shares of Series A Preferred Stock remain outstanding, and (ii) 0.000002% of the Corporation’s net profits for the immediately preceding fiscal year  (as shown on the Corporation’s audited financial statements for such year).   Dividends shall (i) be calculated annually as of the last day of each fiscal year; (ii) accrue and be payable quarterly in arrears, on June 30, September 30, December 31 and March 31 of the subsequent fiscal year (each such date being referred to herein as a "QUARTERLY DIVIDEND PAYMENT DATE"),  except that if any Quarterly Dividend Payment Date is not a Business Day then the Quarterly Dividend Payment Date shall be on the first immediately succeeding Business Day; and (iii) be payable in cash.

B.

Conditions to Payment of Dividends.

(i)

 Notwithstanding anything contained herein to the contrary, in the event the Corporation does not have a net profit for any fiscal year (as shown on the Corporation’s audited financial statements for such year), no dividends shall accrue, cumulate, or be payable on the Series A Preferred Stock during the succeeding fiscal year; and

(ii)

Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law, or require the Corporation to pay dividends except out of assets legally available for that purpose.

C.

Dividends Other Than Cash. Subject to the foregoing, if the Corporation shall declare a distribution payable in securities of persons or entities other than the Corporation, evidences of indebtedness issued by the Corporation or other persons or entities, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Series A Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation who are entitled to receive such distribution.

IV.

PREFERENCE ON LIQUIDATION

A. Series A Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus funds or earnings, and before any payment is made in respect of the shares of Common Stock, an amount equal to $2.50 per share of Series A Preferred Stock, subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred Stock, plus any and all accrued but unpaid dividends (the “Series A Preference Price”).

B. Certain Transactions. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation (other than a sale or transfer to a wholly owned subsidiary of the Corporation), shall, at the option of the holders of the Series A Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Article IV if the shares of stock of the Corporation outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation’s assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Series A Preferred at any time within thirty (30) days after written notice (which shall be given promptly) of the essential terms of such transaction shall have been given to the holders of the Series A Preferred in the manner provided by law for the giving of notice of meetings of shareholders.

V.

VOTING

The holders of Series A Preferred Stock shall not be entitled to vote on any matters submitted or required to be submitted to a vote of the shareholders of the Corporation, except as otherwise required by law or expressly provided herein, in which case every holder of Series A Preferred Stock shall be entitled to the number of votes equal to two (2) times the number of whole shares of Common Stock into which such shares of Series A Preferred Stock are convertible pursuant to the provisions hereof, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. In each such case, except as otherwise required by law or expressly provided herein, the holders of shares of Series A Preferred Stock and Common Stock shall vote together and not as separate classes.

VI.

CONVERSION

The holders of the outstanding shares of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

A. Right to Convert. At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible, at the office of the Corporation, at any time three (3) months after the date of issuance of such shares, into ten (10) fully paid and non-assessable shares of the Corporation’s Common Stock.

B. Mechanics of Conversion. Each holder of outstanding shares of Series A Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation together with written notice to the Corporation stating that such holder elects to convert the same and the number of shares of Series A Preferred Stock being converted (the “Conversion Notice”). Thereupon, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay all declared but unpaid dividends on the shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted together with the Conversion Notice (the “Conversion Date”), and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

C. Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date that the Amendment to the Articles creating the Series A Preferred Stock was filed with the Colorado Secretary of State (the “Filing Date”) effects a division of the outstanding shares of Common Stock, the number of shares of Common Stock to be issued upon any conversion shall be proportionately decreased and, conversely, if the Corporation at any time, or from time to time, after the Filing Date combines the outstanding shares of Common Stock, the number of shares of Common Stock to be issued upon any conversion shall be proportionately increased. Any adjustment under this Section C shall be effective on the close of business on the date such division or combination becomes effective.

D. Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Filing Date pays or fixes a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution in the form of shares of Common Stock, or rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event the number of shares of Common Stock to be issued upon any conversion shall be decreased, as of the time of such payment or, in the event a record date is fixed, as of the close of business on such record date, by multiplying the number of shares of Common Stock to be issued upon any conversion by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date and (2) the denominator of which shall be (a) the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date plus (b) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon exercise of such option or right of conversion; provided, however, that if a record date is fixed and such dividend is not fully paid or such other distribution is not fully made on the date fixed therefor, the number of shares of Common Stock to be issued upon any conversion shall not be decreased as of the close of business on such record date as hereinabove provided as to the portion not fully paid or distributed and, thereafter, the number of shares of Common Stock to be issued upon any conversion shall be decreased pursuant to this Section D as of the date or dates of actual payment of such dividend or distribution.

E. Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Filing Date pays, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution in the form of securities of the Corporation other than (i) shares of Common Stock or (ii) rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event provision shall be made so that the holders of outstanding shares of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their respective shares of Series A Preferred Stock been converted into shares of Common Stock on the date of such event and had such holders thereafter, from the date of such event to and including the actual Conversion Date of their shares, retained such securities, subject to all other adjustments called for during such period under this Article VI with respect to the rights of the holders of the outstanding shares of Series A Preferred Stock.

F. Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Filing Date, the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock or other securities, whether by recapitalization, reclassification or otherwise (other than a recapitalization, division or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article VI), then in any such event each holder of outstanding shares of Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into the same kind and amount of stock and other securities receivable upon such recapitalization, reclassification or other change, as the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided in this Article VI.

G. Reorganizations, Mergers, Consolidations or Sales of Assets. If, at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock (other than a recapitalization, division, combination, reclassification or exchange of shares provided for elsewhere in this Article VI), a merger or consolidation of the Corporation into or with another corporation or a sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such capital reorganization, merger, consolidation or sale, provision shall be made such that: (i) the holders of outstanding shares of Series A Preferred Stock shall thereafter receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which their shares of Series A Preferred Stock were convertible would have been entitled on such capital reorganization, merger, consolidation or sale; and (ii) the provisions of this Article VI (including adjustment of the number of shares of Common Stock to be issued upon any conversion and the number of shares into which the shares of Series A Preferred Stock may be converted) shall be applicable after that event and be as nearly equivalent to such Conversion Prices and number of shares as may be practicable. In any such case, appropriate adjustment shall be made in accordance with the provisions of this Article VI with respect to the rights of the holders of the outstanding shares of Series A Preferred Stock after the capital reorganization, merger, consolidation, or sale.

H. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock. If any fractional shares result from a conversion, the total number of shares of Common Stock issued upon conversion shall be rounded down to the total number of whole shares of Common Stock issuable upon conversion.

VII.

RESTRICTIONS AND LIMITATIONS

•

Voting Limitations.  So long as any shares of Series A Preferred Stock remain outstanding, the Corporation, without the approval by vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, shall not take any action that would:

•

amend, modify, alter or repeal this Certificate of Designation or the provisions of the Series A Preferred Stock contained herein (whether by merger, consolidation, reclassification, reorganization or otherwise);

•

amend, modify, alter or repeal the Articles of Incorporation or By-Laws of the Corporation (whether by merger, consolidation, reclassification, reorganization or otherwise) so as to change or materially and adversely affect any right, preference, obligation, privilege or voting power of the Series A Preferred Stock;

•

authorize, create, issue, increase or decrease the authorized amount of any class or series of stock, including but not limited to the authorization or issuance of any more shares of Series A Preferred Stock, ranking pari passu with or senior to the Series A Preferred Stock, with respect to maturity dates, dividend payments, redemption features, conversion rights, or distribution of assets on liquidation, dissolution or winding up;

•

redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Corporation or any of its subsidiaries or any option, warrant or other right to purchase or acquire any such shares, or any other security, other than (A) the redemption of Series A Preferred Stock pursuant to the terms hereof, or (B) the repayment or prepayment of any indebtedness in the ordinary course of business;

•

reclassify the Corporation’s outstanding securities;

•

increase the authorized number of Series A Preferred Stock; or

•

enter into any agreement with respect to the foregoing.

•

Limitations on Conversion.

(i) Beneficial Ownership.  Notwithstanding anything to the contrary contained herein, the Corporation shall not effect any conversion of Series A Preferred Stock, and no holder shall have the right to convert any Series A Preferred Stock (or otherwise acquire conversion shares with respect to Series A Preferred Stock), to the extent that after giving effect to the issuance of Common Stock upon such conversion (or other issuance), the holder would beneficially own in excess of 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon such conversion (including for such purpose the shares of Common Stock issuable upon such conversion or issuance) (“Beneficial Ownership Limitation”).  For purposes of calculating the Beneficial Ownership Limitation, the number of shares of Common Stock beneficially owned by such holder shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder (including without limitation Regulation 13D-G), provided, however, that such beneficial ownership shall exclude any shares of Common Stock issuable upon conversion, exchange or conversion of (or purchase of Common Stock under) any convertible securities or options outstanding at the time of determination and beneficially owned by such holder which contain a limitation on conversion, exchange, conversion or purchase analogous to the Beneficial Ownership Limitation contained herein.  To the extent that the Beneficial Ownership Limitation contained herein applies, the determination of whether and to what extent a holder’s Series A Preferred Stock is convertible (vis-à-vis other convertible securities or options, including without limitation other Series A Preferred Stock, beneficially owned by such holder) shall be on the basis of first submission to the Corporation for conversion, exchange, conversion or purchase, as the case may be, or as otherwise determined in the sole discretion of such holder, and the submission of a Conversion Notice shall be deemed to be such holder’s determination of whether and to what extent such holder’s Series A Preferred Stock is convertible (vis-à-vis such other convertible securities or options), in each case subject to the Beneficial Ownership Limitation.  In determining the number of outstanding shares of Common Stock for purposes of calculating the Beneficial Ownership Limitation, the holder may rely on the number of outstanding shares of Common Stock as reflected in (i) the Corporation’s most recent periodic report containing such information, (ii) a more recent public announcement by the Corporation, or (iii) any other notice or disclosure by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding, and the holder may rely on knowledge it may have concerning any shares of Common Stock issued which are not reflected in the preceding clauses (i) through (iii) (e.g., issuances to such holder upon a prior conversion of Series A Preferred Stock since the date as of which such number of outstanding shares of Common Stock was reported).  Upon the written or oral request of the holder, the Corporation shall within two (2) Business Days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding.  Each delivery of a Conversion Notice by a holder will constitute a representation by such holder that it has evaluated the limitation set forth in this paragraph and determined, based on this paragraph, that the issuance of the full number of conversion shares requested in such Conversion Notice is permitted under this paragraph, and the Corporation shall have no obligation to verify or confirm such determination.  No conversion of Series A Preferred Stock in violation of this paragraph but otherwise in accordance herewith shall affect the status of the conversion shares as validly issued, fully-paid and nonassessable.  By written notice to the Corporation, a holder may at any time and from time to time increase or decrease its Maximum Ownership Percentage to any other percentage specified in such notice (or specify that the Beneficial Ownership Limitation shall no longer be applicable to such holder), provided, however, that (A) any such increase (or inapplicability) shall not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, (B) any such increase or decrease shall apply only to such holder and not to any other holders of Series A Preferred Stock, and (C) the Maximum Ownership Percentage shall not be less than 4.9%.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this provision (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The Beneficial Ownership Limitation contained in this paragraph shall apply to a successor holder of Series A Preferred Stock.  If at any time the Beneficial Ownership Limitation makes any Series A Preferred Stock non-convertible in whole or in part, the Corporation shall not by reason thereof be relieved of its obligation to issue shares of Common Stock at any time or from time to time thereafter upon conversion of such Series A Preferred Stock as and when shares of Common Stock may be issued in compliance with such limitation.

VIII.

RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION

The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.

IX.

PAYMENT OF TAXES UPON CONVERSION

The holder of shares of Series A Preferred Stock shall pay any and all taxes, including, without limitation, issue, transfer and income taxes, and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of such shares of Series A Preferred Stock.

X.

NO RE-ISSUANCE OF SERIES A PREFERRED STOCK

No share or shares of Series A Preferred Stock acquired by the Corporation by reason of conversion, redemption, purchase or otherwise shall be reissued as Series A Preferred Stock, and all such shares shall be canceled, retired and eliminated from the shares of Series A

Preferred Stock that the Corporation shall be authorized to issue; provided, however, that such shares shall be returned to the status of undesignated and unissued shares of preferred stock of the Corporation.

XI.

NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by facsimile transmission (with confirmation received) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second (2nd) business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

to the Company:

eCrypt Technologies, Inc.

4750 Table Mesa Dr

Boulder, CO 80305

1.866.241.6868

to the Holder:

At the address set forth on the books and records of the Company or as specified in writing by Holder.

Any party hereto may from time to time change its address for notices by giving at least ten (10) days’ written notice of such changed address to the other party hereto.